Filed pursuant to Rule 424(b)(3)

Registration No. 333-256659

PROSPECTUS SUPPLEMENT No. 8

(To Prospectus Dated June 11, 2021)

Garrett Motion Inc.

52,471,709 Shares of Common Stock

243,265,707 Shares of Series A Cumulative Convertible Preferred Stock

243,265,707 Shares of Common Stock Issuable Upon Conversion of Series A

Cumulative Convertible Preferred Stock

This prospectus supplement No. 8 supplements the prospectus dated June 11, 2021 (the “Prospectus”) filed pursuant to the Securities Act of 1933, as amended, by Garrett Motion Inc. Pursuant to the Prospectus, this prospectus supplement relates to the offer and sale by the selling security holders identified in the Prospectus of up to (i) 243,265,707 shares of our Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 52,471,709 shares of our common stock, par value $0.001 per share (the “Common Stock” and together with the Series A Preferred Stock, the “Securities”) and (iii) 243,265,707 shares of our Common Stock issuable upon conversion of the Series A Preferred Stock.

This prospectus supplement incorporates into the Prospectus the information contained in our attached:

•	Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on January 18, 2022.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GTX.” Our Series A Preferred Stock is quoted on the Nasdaq under the symbol “GTXAP”.

Investing in our Securities involves risks. Please see “Risk Factors” beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 18, 2022.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2022

GARRETT MOTION INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-38636	82-4873189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16 Rolle, Switzerland	1180
(Address of Principal Executive Offices)	(Zip Code)

+41 21 695 30 00

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	The Nasdaq Stock Market LLC
Series A Cumulative Convertible Preferred Stock, par value $0.001 per share	GTXAP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Incremental Revolving Loan Commitments

On January 11, 2022, Garrett Motion Inc. (the “Company”) entered into an Amendment No. 1 (the “First Amendment”) to that certain Credit Agreement, dated as of April 30, 2021, by and among the Company, Garrett LX I S.à r.l., Garrett Motion Holdings Inc., Garrett Motion Sàrl (the “Swiss Borrower”), the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”, and as amended by the First Amendment, the “Amended Credit Agreement”).

The First Amendment increases the amount of revolving loan commitments available to the Swiss Borrower under the Credit Agreement by $124,250,000 (the “Incremental Revolving Commitment”) to an aggregate amount of $424,250,000. The Incremental Revolving Commitment has the same terms and is subject to the same conditions applicable to revolving loans generally under the Credit Agreement, except for fees paid in connection with the arrangement of the increased amount.

The First Amendment also implements certain changes to benchmark and successor rates applicable to revolving loans under the Credit Agreement, including removal of rates by reference to London Interbank Offered Rate (LIBOR) and the Central Bank Rate and the addition of a rate based on the average bid reference rate administered by ASX Benchmarks Pty Limited and displayed on the applicable BBSY page of the Reuters screen and term or daily overnight secured overnight financing rate (SOFR) published by the Federal Reserve Bank of New York.

The above description of the terms of the First Amendment and the Amended Credit Agreement is qualified in its entirety by reference to the full text of the Amended Credit Agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information in Item 1.01 is incorporated by reference into this Item 2.03.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Garrett Motion Inc.

Date: January 18, 2022	By:	/s/ Sean Deason
	Name:	Sean Deason
	Title:	Senior Vice President and Chief Financial Officer

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